Exhibit 99.1

OLD SECOND BANCORP  INC.

Traded: NASDAQ National Market System

Symbol: OSBC

For Immediate Release

January 17, 2003

For additional information contact:

                Doug Cheatham, Sr. Vice President and CFO

                (630) 906-5484

Old Second Bancorp, Inc. earned $.69 diluted earnings per share in the fourth quarter, and $2.69 per share for the year 2002, which were increases of 11.3% and 20.6% over the same periods in 2001. Net income was $20,146,000 in 2002, compared with $17,223,000 in the same period of 2001, an increase of 17.0%.  Earnings were enhanced by strong asset growth and a significant increase in noninterest income.

Growth in loans and deposits has continued in 2002. Total loans increased from $895.5 million as of December 31, 2001, to $1.06 billion as of December 31, 2002, or 18.6%.  At the same time, deposits increased from $1.09 billion as of December 31, 2001 to $1.39 billion, an increase of $299.8 million or 27.5%.

Non-interest income increased from $22.3 million in 2001 to $25.3 million in 2002, a 13% increase, with nearly half of this increase associated with mortgage banking income. Net interest income grew 16%, to $57.5 million on the strength of continued asset growth. The net interest margin was 4.28% for the year 2002 compared to 4.33% for the year 2001. The net interest margin was 4.11% for the fourth quarter of 2002 compared to 4.51% in the same period of the prior year.  The Company’s provision for loan losses during 2002 remained stable at $3.8 million for both years.

Management, along with other financial institutions, shares a concern for the possible continued economic situation. Should the uncertain economic climate continue, borrowers might experience difficulty, and the level of non-performing loans, charge-offs and delinquencies could rise. Asset quality has remained strong, with net charge offs of $348,000 compared to $1.2 million in 2001. While nonperforming assets were $2.2 million above the year-end 2001 total, they declined by more than $5 million during the fourth quarter, ending the year at $5.6 million.  The allowance for loan losses increased to $15.8 million in 2002 from $12.3 million in 2001 as the loan portfolio increased $166.4 million over the same period.

Old Second Bancorp, Inc. currently has twenty-two banking locations and four mortgage banking offices located in Kane, Kendall, DeKalb, DuPage, and LaSalle, counties in Illinois. A new location is under construction in Sycamore Illinois, in DeKalb County, and is expected to open at the beginning of the second quarter of 2003.

Forward Looking Statements: This report may contain forward-looking statements. Forward looking statements are identifiable by the inclusion of such qualifications as expects, intends, believes, may, likely or other indications that the particular statements are not based upon facts but are rather based upon the company’s beliefs as of the date of this release. Actual events and results may differ significantly from those described in such forward looking statements, due to changes in the economy, interest rates or other factors. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. For additional information concerning the Company and its business, including other factors that could materially affect the Company’s financial results, please review our filings with the Securities and Exchange Commission.

Old Second Bancorp, Inc.

Financial Highlights (Unaudited)

(Dollars in thousands except per share data)

	Quarter Ended December 31,		Twelve Months Ended December 31,
	2002	2001	2002	2001

Income Statement:
Net interest income	$15,326	$13,770	$57,482	$49,501
Provision for loan losses	1,490	1,815	3,805	3,840
Non-interest income	7,552	6,573	25,276	22,301
Non-interest expense	13,345	11,211	48,056	41,476
Income taxes	2,895	2,594	10,751	9,263
Net income	5,148	4,723	20,146	17,223

End of Period Balances:
Loans, net of unearned income	$1,061,867	$895,455	$1,061,867	$895,455
Deposits	1,390,661	1,090,816	1,390,661	1,090,816
Stockholders’ equity	132,904	124,946	132,904	124,946
Total earning assets	1,523,149	1,264,344	1,523,149	1,264,344
Total assets	1,607,915	1,333,348	1,607,915	1,333,348

Average Balances:
Loans, net of unearned income	$1,043,706	$859,724	$969,982	$794,147
Deposits	1,388,225	1,108,736	1,254,673	1,057,428
Stockholders’ equity	130,904	120,909	127,154	119,382
Total earning assets	1,515,353	1,248,814	1,379,516	1,180,869
Total assets	1,594,689	1,313,968	1,451,130	1,243,903

Per Share Data:
Basic earnings per share	$0.70	$0.62	$2.71	$2.24
Diluted earnings per share	$0.69	$0.62	$2.69	$2.23
Dividends declared per share	$0.20	$0.15	$0.75	$0.56
Book value per share	$17.98	$16.42	$17.98	$16.42
Tangible book value per share	$17.50	$15.91	$17.50	$15.91
Average number of shares outstanding	7,377,390	7,613,853	7,429,882	7,695,225
Ending number of shares outstanding	7,393,104	7,607,592	7,393,104	7,607,592

Profitability Ratios (annualized):
Return on average assets	1.28%	1.43%	1.39%	1.38%
Return on average equity	15.60%	15.50%	15.84%	14.43%
Net interest margin (tax equivalent)	4.11%	4.51%	4.28%	4.33%

Asset Quality:
Nonperforming assets	$5,575	$3,331	$5,575	$3,331
Net charge offs	207	928	349	1,217
Allowance for loan losses	15,769	12,313	15,769	12,313
Allowance for loan losses to loans	1.49%	1.38%	1.49%	1.38%